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Exhibit 10.4

FIRST AMENDMENT
TO EMPLOYMENT AGREEMENT

    THIS FIRST AMENDMENT is made on December 17, 2001, by and between NETBANK, a federal savings bank (the "Employer"), and MICHAEL R. FITZGERALD (the "Executive").

W I T N E S S E T H:

    WHEREAS, the Employer and the Executive entered into that certain employment agreement dated as of March 20, 2001 (the "Employment Agreement"); and

    WHEREAS, the parties wish to amend the Employment Agreement to reflect additional obligations on the part of the Employer pertaining to incentive compensation;

    NOW, THEREFORE, in consideration of good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as of the Effective Date, except as otherwise provided herein, to amend the Employment Agreement as follows:

    1.  By deleting the existing Section 1.3 and substituting therefor the following:

      "1.3 'Average Monthly Compensation' shall mean the quotient determined (a) by dividing the sum of the Executive's average annual Base Salary for the current and each of the most recently concluded four calendar years (or such lesser number of calendar years as Executive shall have been employed by Employer (as defined in Section 4.1)), and Incentive Compensation over the same period (as set forth in Section 4.2(a)) (b) by twelve (12). For this purpose, Incentive Compensation dependent on Executive's performance shall be based upon the greater of the Incentive Compensation earned by Executive in the prior calendar year or the Incentive Compensation which would be earned by Executive by annualizing the performance of the Employer based on year-to-date performance."

    2.  By adding the following new Section 1.6A:

      "1.6A 'Company' shall mean NetBank, Inc."

    3.  By deleting the existing Section 1.7 and substituting therefor the following:

      "1.7 'Initial Term' shall mean that period of time commencing on the date of execution of this Agreement by the Employer and the Executive and running until the earlier of three (3) years thereafter or any termination of employment of the Executive under this Agreement as provided for in Section 3."

    4.  By deleting the existing Section 1.10 and substituting therefor the following:

      "1.10 'Term' shall mean the Initial Term and all subsequent renewal periods. The Term shall automatically be extended on each day for one additional day, beginning on the first day of the Initial Term, so that the Term shall remain a three-year term until either party gives written notice to the other that the automatic extensions shall cease, whereupon the Term shall expire on the day preceding the third anniversary of the date of delivery of the written notice."

    5.  By adding the following new Section 2.4:

      "2.4 The Executive agrees to resign voluntarily as a member of the Board of Directors of the Company, effective as of the date the merger of Resource Bancshares Mortgage Group, Inc. with and into the Company (the "Merger") is consummated (the "Closing Date"); provided, however, that in the event that the Merger is not consummated on or before September 30, 2002, the Executive agrees to resign voluntarily at any time thereafter at the request of the Chairman of the Employer."

    6.  By adding the following new Section 3.2.5:

      "3.2.5 If the Merger is consummated on or prior to September 30, 2002, during the 30-day period beginning on the date which is eleven (11) months following the Closing Date, the Executive may elect to terminate this Agreement, provided that the Executive shall give prior written notice to the Employer of his intention to terminate this Agreement."

    7.  By deleting the existing first paragraph of Section 3.4 and substituting therefor the following:

      "Termination Payments. In the event Executive's employment is terminated under this Agreement prior to the expiration of the Term pursuant to Section 3.2.1(b), Section 3.2.2(a), or Section 3.2.3, the Employer shall pay to the Executive as severance pay and liquidated damages a lump sum amount equal to the product of the (a) Average Monthly Compensation multiplied by (b) thirty-six (36). In addition, for a period of thirty-six (36) months after the effective date of the termination (the "Severance Period"), the Employer shall continue to provide the Executive, to the extent practicable, the benefits described in Section 4.3 hereof; provided, however, that in lieu of providing health benefits, the Employer shall pay the Executive an amount equal to the cost of COBRA health continuation coverage that would be charged by the Employer to a former employee and eligible dependents for the greater of the Severance Period or the period during which the Executive and his eligible dependents are entitled to COBRA health continuation coverage from the Employer. To the extent the Employer determines that the continuation of any other benefits is not practicable, the Employer shall pay the Executive an amount equal to what would have been the Employer's cost of providing the coverage for such benefits during the Severance Period to the Executive and his eligible dependents if the coverage could have been continued.

      In the event the Executive's employment is terminated under this Agreement prior to the expiration of the Term pursuant to Section 3.2.5, the Employer shall pay to the Executive as severance pay and liquidated damages a lump sum amount equal to the product of the (a) Average Monthly Compensation multiplied by (b) eighteen (18). In addition, for a period of eighteen (18) months from the effective date of the termination (the "Alternative Severance Period"), the Employer shall continue to provide the Executive, to the extent practicable, the benefits described in Section 4.3 hereof; provided, however, that in lieu of providing health benefits, the Employer shall pay the Executive an amount equal to the cost of COBRA health continuation coverage that would be charged by the Employer to a former employee and eligible dependents for the greater of the Alternative Severance Period or the period during which the Executive and his eligible dependents are entitled to COBRA health continuation coverage from the Employer. To the extent the Employer determines that the continuation of any other benefits is not practicable, the Employer shall pay the Executive an amount equal to what would have been the Employer's cost of providing the coverage for such benefits during the Alternative Severance Period to the Executive and his eligible dependents if the coverage could have been continued."

    8.  By deleting, effective March 20, 2001, the existing Subsection (a) of Section 4.2 and substituting therefor the following new Subsection (a):

      "(a) The Executive shall be entitled to an annual incentive bonus determined in accordance with the criteria set forth in Exhibit B attached hereto (the 'Incentive Compensation'). The Incentive Compensation shall set a target bonus equal to sixty percent (60%) of Base Salary and a maximum bonus equal to ninety percent (90%) of Base Salary."

    9.  By adding the following new Subsection (c) to Section 4.2:

      "(c) The Executive shall be entitled to a bonus payment equal to $75,000 (the "Special Incentive Compensation") if the Merger is consummated on or before September 30, 2002. The Special Incentive Compensation shall be paid to the Executive in a single lump sum payment in cash on the date which is three (3) months following the effective date of the Merger (the "Payment Date"); provided, however, that the Special Incentive Compensation will only be paid to the Executive if (1) the Merger is consummated on or before September 30, 2002; and (2) one of the following three conditions is satisfied: (i) the Executive remains employed by the Employer continuously through the Payment Date; (ii) the Executive is terminated by the Employer without Cause pursuant to Section 3.2.1(b) on or after November 1, 2001, regardless of whether such termination occurs prior to or after the Closing Date; or (iii) the Executive dies or becomes subject to a Permanent Disability following the Closing Date but prior to the Payment Date."

    10. By adding the following new Subsection (d) to Section 4.2:

      "(d) As of the Closing Date or as soon as practicable thereafter and subject to Executive's continued employment with the Employer through the option grant date, the Executive shall be entitled to receive an option to purchase a number of shares of the Company's common stock equal to 100,000, less the number of shares subject to options granted to the Executive during calendar year 2001."

    11. By adding the following new Subsection (e) to Section 4.2:

      "(e) In the event that the Company offers one or more employees the opportunity to cancel any existing options to purchase shares of the Company's common stock in exchange for a $2.00 per share cash payment, the Executive shall be eligible to cancel all or any portion of his then outstanding options on the same terms and conditions."

    12. By adding the following new Subsection (f) to Section 4.2:

      "(f) If the Employer implements a deferred compensation program for its senior executives funded by bank-owned life insurance while the Executive continues to be employed by the Executive, the Executive shall be entitled to participate in such program as a senior executive of the Employer."

    13. By deleting the existing Subsection (a) of Section 4.3 and substituting therefor the following new Subsection (a):

      "(a) In addition to the Base Salary, Incentive Compensation and Special Incentive Compensation, the Executive shall be entitled to such other benefits as may be available from time to time for executives of the Employer similarly situated to the Executive. All such benefits shall be awarded and administered in accordance with the Employer's standard policies and practices. Such benefits may include, by way of example only, profit sharing plans, retirement or investment funds, dental, health, life and disability insurance benefits, and such other benefits as the Employer deems appropriate."

    14. Existing Exhibit B to the Employment Agreement is deleted and the Exhibit B attached to, and made a part of, this First Amendment is substituted in its place.

    In all remaining respects, the terms of the Employment Agreement shall remain in full force and effect. IN WITNESS WHEREOF, the parties have caused this First Amendment to be executed as of the day and year first above written.

NETBANK:
By:	/s/ T. STEPHEN JOHNSON
Print Name:	T. Stephen Johnson
Title:	Chairman of the Board
EXECUTIVE:
/s/ MICHAEL R. FITZGERALD MICHAEL R. FITZGERALD

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FIRST AMENDMENT TO EMPLOYMENT AGREEMENT
W I T N E S S E T H